Pricing Supplement No. 476AM

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

underlying supplement No. 16 dated July 22, 2008,

underlying supplement No. 17 dated August 11, 2008 and

product supplement AM dated August 13, 2008

Registration Statement No. 333-137902 Dated September 10, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$5,803,000

100% Principal Protected Escalator Notes Linked to a Basket of Equity, Currency and Commodity Indices due on September 16, 2013

General

•

The notes are 100% principal-protected notes that pay a return based on the performance of a weighted basket of equity, currency and commodity indices (the “Basket”). The notes offer the opportunity to lock in minimum returns if the Basket closes at or above escalating lock-in levels of 30%, 55% or 75% above its initial level on any of the weekly observation dates during the term of the notes.

•

At maturity, you will receive your principal plus an additional amount based on the greater of the performance of the Basket over the term of the notes and the highest lock-in level reached by the Basket. If the Basket does not appreciate at least 30% from its initial level on any of the weekly observation dates, the additional amount will be based solely on the performance of the Basket over the term of the notes and will be zero if the Basket has depreciated at maturity.

•

Investors should be willing to forgo interest payments in return for the opportunity to receive a payment at maturity based on the performance of the Basket over the term of the notes and at maturity. Principal protection applies only at maturity and is subject to the credit of the issuer.

•	The notes are the senior unsecured obligations of Deutsche Bank AG due September 16, 2013.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The notes priced on September 10, 2008 and are expected to settle five business days later on September 17, 2008 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Basket:

The notes are linked to a basket consisting of the MSCI EAFE® Index, the S&P 500® Index, the Deutsche Bank Balanced Currency Harvest (USD) Index (the “Currency Index”) and the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (the “Commodity Index”) (each, a “Basket Index” and, collectively, the “Basket Indices”).

Basket Indices:

Basket Index	Basket Weighting	Initial Index Level
MSCI EAFE® Index	16.67%	1,686.09
S&P 500® Index	16.67%	1,232.04
Currency Index	33.33%	261.50
Commodity Index	33.33%	490.88

Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 note principal amount of $1,000 plus the Additional Amount.

Additional Amount:	The Additional Amount will equal (a) $1,000 times (b) the greater of the Basket Return and the Maximum Lock-In Level, subject to a minimum of $0.

Maximum Lock-In Level:	The Maximum Lock-In Level will be a percentage equal to the highest Lock-In Level percentage reached or exceeded by the Basket Level on any Observation Date.

Lock-In Levels:	30%, 55% and 75% over the Initial Basket Level (i.e. Basket Levels of 130, 155 and 175)

Basket Return:

Final Basket Level—Initial Basket Level

Initial Basket Level

Initial Basket Level:	100
Final Basket Level:	The Basket Level on the Final Valuation Date.
Basket Level:	On any day, the Basket Level will equal:

100 × [1 + (MSCI EAFE® Index Return × 16.67%) + (S&P 500® Index Return × 16.67%) + (Currency Index Return × 33.33%) + (Commodity Index Return x 33.33%)]

On any day, the “MSCI EAFE® Index Return,“ the “S&P 500® Index Return,“ the “Currency Index Return“ and the “Commodity Index Return“ are each the performance of the respective Basket Index derived by subtracting the respective Initial Index Level from the respective index closing level on the relevant day of calculation and dividing the result by the respective Initial Index Level.

Observation Dates:

Each Wednesday, commencing September 17, 2008 until September 11, 2013, subject to postponement as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Trade Date:	September 10, 2008

Final Valuation Date:	September 11, 2013, subject to postponement as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Term; Maturity Date:	Five years; September 16, 2013, subject to postponement as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 RU 9

ISIN:	US2515A0RU96

†

A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$0.00	$1,000.00
Total	$5,803,000.00	$0.00	$5,803,000.00
(1)	For more detailed information about discounts, commissions and other fees, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,803,000.00	$228.06

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

•

You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement AM dated August 13, 2008, underlying supplement No. 16 dated July 22, 2008 and underlying supplement No. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 16 dated July 22, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508155374/d424b21.pdf

•	Underlying supplement No. 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Product supplement AM dated August 13, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508176379/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

•

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

•

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the Additional Amount payable at maturity per note in addition to the $1,000 principal amount for a hypothetical range of Basket Returns from -100% to +100%. You should consider carefully whether the notes are suitable to your investment goals.

Final Basket Level	Basket Return	Additional Amount payable at maturity in addition to the $1,000 principal amount
		Basket Level doesn’t reach ANY Lock-In Level on ANY Observation Date	Basket Level reaches Lock-In Level of 30% on ANY Observation Date	Basket Level reaches Lock-In Level of 55% on ANY Observation Date	Basket Level reaches Lock-In Level of 75% on ANY Observation Date
200	100%	N/A	N/A	N/A	$1,000
190	90%	N/A	N/A	N/A	$900
180	80%	N/A	N/A	N/A	$800
175	75%	N/A	N/A	N/A	$750
170	70%	N/A	N/A	$700	$750
160	60%	N/A	N/A	$600	$750
155	55%	N/A	N/A	$550	$750
150	50%	N/A	N/A	$550	$750
140	40%	N/A	$400	$550	$750
130	30%	N/A	$300	$550	$750
120	20%	$200	$300	$550	$750
115	15%	$150	$300	$550	$750
110	10%	$100	$300	$550	$750
105	5%	$50	$300	$550	$750
100	0%	$0	$300	$550	$750
95	-5%	$0	$300	$550	$750
90	-10%	$0	$300	$550	$750
85	-15%	$0	$300	$550	$750
80	-20%	$0	$300	$550	$750
75	-25%	$0	$300	$550	$750
50	-50%	$0	$300	$550	$750
25	-75%	$0	$300	$550	$750
0	-100%	$0	$300	$550	$750

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Additional Amounts set forth in the table above are calculated.

Example 1: The Basket Level doesn’t reach any Lock-In Level on any Observation Date and the Final Basket Level is 110. Because the Basket Level never reached any Lock-In Level on any Observation Date, the Additional Amount is calculated based solely on the Basket Return, which in this example is 10%. Based on a Basket Return of 10%, the Additional Amount is $100 and your payment at maturity per note is $1,100.

Payment at maturity = $1,000 + ($1,000 x [(110—100)/100]) = $1,100

Example 2: The Basket Level doesn’t reach any Lock-In Level on any Observation Date and the Final Basket Level is 80. Because the Basket Level never reached any Lock-In Level on any Observation Date, the Additional Amount is calculated based solely on the Basket Return, which in this example is -20%. Based on a Basket Return of -20%, the Additional Amount is $0 and your payment at maturity per note is $1,000.

Payment at maturity = $1,000 + ($1,000 x [(80—100)/100], subject to a minimum of $0) = $1,000

Example 3: The Basket Level reaches a Maximum Lock-In Level of 30% above the Initial Basket Level on any Observation Date and the Final Basket Level is 120. Because the Basket Level reached a Maximum Lock-In Level of 30% on any Observation Date, the Additional Amount is calculated based on the greater of the Maximum Lock-In Level and the Basket Return. Because the Maximum Lock-In Level of 30% is greater than the Basket Return of 20%, the Additional Amount is $300 and your payment at maturity per note is $1,300.

Payment at maturity = $1,000 + ($1,000 x the greater of the

(a) [(120—100)/100] and (b) 30%) = $1,300

Example 4: The Basket Level reaches a Maximum Lock-In Level of 55% above the Initial Basket Level on any Observation Date and the Final Basket Level is 160. Because the Basket Level reached a Maximum Lock-In Level of 55% on any Observation Date, the Additional Amount is calculated based on the greater of the Maximum Lock-In Level and the Basket Return. Because the Basket Return of 60% is greater than the Maximum Lock-In Level of 55%, the Additional Amount is $600 and your payment at maturity per note is $1,600.

Payment at maturity = $1,000 + ($1,000 x the greater of the

(a) [(160—100)/100] and (b) 55%) = $1,600

Example 5: The Basket Level reaches a Maximum Lock-In Level of 75% above the Initial Basket Level on any Observation Date and the Final Basket Level is 90. Because the Basket Level reached a Maximum Lock-In Level of 75% on any Observation Date, the Additional Amount is calculated based on the greater of the Maximum Lock-In Level and the Basket Return. Because the Maximum Lock-In Level of 75% is greater than the Basket Return of -10%, the Additional Amount is $750 and your payment at maturity per note is $1,750, even though the Basket Level has declined over the term of the notes.

Payment at maturity = $1,000 + ($1,000 x the greater of the

(a) [(90—100)/100] and (b) 75%) = $1,750

How is the Basket Level Calculated for Three Hypothetical Scenarios?

The table and calculations below illustrate how the Basket Level is calculated for three hypothetical scenarios and uses Initial Index Levels of 1,686.09 for the MSCI EAFE® Index, 1,232.04 for the S&P 500® Index, 261.50 for the Currency Index and 490.88 for the Commodity Index. The scenarios illustrate how, even where there is a positive return on one or more Basket Indices, a negative return on the other Basket Index or Indices may outweigh the positive return. The following results are based solely on the hypothetical examples cited. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1				Scenario 2				Scenario 3
Basket Index	MSCI EAFE® Index	S&P 500® Index	Currency Index	Com- modity Index	MSCI EAFE® Index	S&P 500® Index	Currency Index	Com- modity Index	MSCI EAFE® Index	S&P 500® Index	Currency Index	Com- modity Index
Initial Index Level	1,686.09	1,232.04	261.50	490.88	1,686.09	1,232.04	261.50	490.88	1,686.09	1,232.04	261.50	490.88
Index Level	2,107.61	1,601.65	405.33	736.32	2,107.61	1601.65	235.35	515.42	2,107.61	1,601.65	222.28	392.70
Basket Index Return	25%	30%	55%	50%	25%	30%	-10%	5%	25%	30%	-15%	-20%
Basket Weighting	16.67%	16.67%	33.33%	33.33%	16.67%	16.67%	33.33%	33.33%	16.67%	16.67%	33.33%	33.33%
Contribution to Basket	4.17%	5.00%	18.33%	16.67%	4.17%	5.00%	-3.33%	1.67%	3.3%	4.17%	5.00%	-5.00%

Basket Level	144.17				107.50				97.5

The following hypothetical examples illustrate how the Basket Levels set forth in the table above are calculated.

Scenario 1 assumes hypothetical returns of 25%, 30%, 55% and 50% for the MSCI EAFE® Index, the S&P 500® Index, the Currency Index and the Commodity Index, respectively. The Basket Level is calculated as follows:

Basket Level	=	100 × [1 + (MSCI EAFE® Index Return × 16.67%) + (S&P 500® Index Return × 16.67%) + (Currency Index Return × 33.33%) + (Commodity Index Return × 33.33%)]

	=	100 x [1 + (25% x 16.67%) + (30% x 16.67%) + (55% x 33.33%) + (50% x 33.33%)]

	=	144.17

In this scenario, all the Basket Indices appreciated relative to their Initial Index Level and the Basket Level increased from the Initial Basket Level of 100.

Scenario 2 assumes hypothetical returns of 25%, 30%, -10% and 5% for the MSCI EAFE® Index, the S&P 500® Index, the Currency Index and the Commodity Index, respectively. The Basket Level is calculated as follows:

Basket Level	=	100 × [1 + (MSCI EAFE® Index Return × 16.67%) + (S&P 500® Index Return × 16.67%) + (Currency Index Return × 33.33%) + (Commodity Index Return × 33.33%)]

	=	100 x [1 + (25% x 16.67%) + (30% x 16.67%) + (-10% x 33.33%) + (5% x 33.33%)]

	=	107.5

In this scenario, the two equity Basket Indices performed as they did in scenario 1. However, the Currency Index and the Commodity Index, which have greater Basket Weightings than the two equity Basket Indices, did not perform as well. Because of this poorer performance by the overweighted Basket Indices, the Basket Level only increased to 107.5.

Scenario 3 assumes hypothetical returns of 25%, 30%, -15% and -20% for the MSCI EAFE® Index, the S&P 500® Index, the Currency Index and the Commodity Index, respectively. The Basket Level is calculated as follows:

Basket Level	=	100 × [1 + (MSCI EAFE® Index Return × 16.67%) + (S&P 500® Index Return × 16.67%) + (Currency Index Return × 33.33%) + (Commodity Index Return × 33.33%)]

	=	100 x [1 + (25% x 16.67%) + (30% x 16.67%) + (-15% x 33.33%) + (-20% x 33.33%)]

	=	97.5

In this scenario, the two equity Basket Indices performed as they did in scenario 1. However, the Currency Index and the Commodity Index, which have greater Basket Weightings than the two equity Basket Indices, both returned negative performances. Because of this poorer performance by the overweighted Basket Indices, the Basket Level decreased to 97.5.

Selected Purchase Considerations

•

PRESERVATION OF CAPITAL AT MATURITY – You will receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

•

OPPORTUNITY TO LOCK IN INTERIM PERFORMANCE OF THE BASKET, REGARDLESS OF ITS LEVEL AT MATURITY – At maturity, you will receive the greater of the Basket Return and the Maximum Lock-In Level. As such, the notes offer you the opportunity to lock in the highest Lock-In Level achieved on any of the weekly Observation Dates and receive at least an Additional Amount based on that level of performance. If the Basket declines at maturity from a Lock-In Level reached on any of the weekly Observation Dates, you will receive a return based on the Maximum Lock-In Level rather than the Basket Return. If no Lock-In Level was reached on any of the weekly Observation Dates, you will receive a return based solely on the Basket Return, and if the Basket declines at maturity relative its Initial Basket Level, your Additional Amount will be zero and you will only receive your principal amount back at maturity, subject to our ability to pay our obligations as they become due. The notes do not pay any coupon payments and receiving only your principal amount back at maturity will not compensate you for the time value of your initial investment over the term of the notes.

•

RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the notes is linked to the Basket consisting of the MSCI EAFE® Index, the S&P 500® Index, the Currency Index and the Commodity Index.

The MSCI EAFE® Index comprises the equity securities underlying the Morgan Stanley Capital International Inc. (“MSCI”) indices of 21 selected countries in Europe, Asia, Australia and New Zealand.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is currently based on the relative aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The Currency Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates.

The Commodity Index combines the approach of the Deutsche Bank Liquid Commodity Index – Mean Reversion Excess Return (the “Underlying Index“) to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. The Underlying Index is composed of futures contracts on six commodities – crude oil, heating oil, aluminum, gold, wheat and corn.

For additional information about each Basket Index, see the information set forth under “The Basket Indices” in this pricing supplement.

•

TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

We have determined that the comparable yield is 3.788% per annum, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” for each $1,000 note principal amount consists of a single payment at maturity equal to $1,207.32. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Indices or any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement AM dated August 13, 2008.

•

THE LOCK-IN FEATURE ONLY APPLIES IF THE BASKET LEVEL REACHES A LOCK-IN LEVEL ON ANY WEEKLY OBSERVATION DATE – The lock-in feature of the notes will only apply if the Basket Level reaches a Lock-In Level on any weekly Observation Date. If the Basket Level never reaches at least 30% of the Initial Basket Level on any weekly Observation Date, no Maximum Lock-In Level will apply and your payment at maturity will be based solely on the Basket Return. If the Final Basket Level is less than the Initial Basket Level, the Additional Amount will be zero and you will only receive the principal amount of your notes at maturity, subject to our ability to pay our obligations as they become due. If the Basket Level reaches a Lock-In Level on a day other than the weekly Observation Date and is not at or above that Lock-In Level on a weekly Observation Date, that Lock-In Level will not have been reached. The Basket Level must be at or above a Lock-In Level on a weekly Observation Date for the lock-in feature to apply.

•

UNLIKE ORDINARY SENIOR NOTES, THE NOTES DO NOT PAY INTEREST – The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. The return on your investment in the notes may be only the principal amount and, therefore, less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market interest rates on the notes in exchange for an Additional Amount based on whether Basket Level reaches any Lock-In Level on any of the weekly Observation Dates and the Final Basket Level relative to the Initial Basket Level.

•

THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT – You may receive a lower payment at maturity than you would have received if you had invested in the Basket Indices, the components underlying the Basket Indices or contracts related to the Basket Indices. If no Maximum Lock-In Level applies and the Final Basket Level is less than the Initial Basket Level, the Additional Amount will be zero and your payment at maturity remains subject to our ability to meet our obligations.

•

CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER – Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Level, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

•

THE BASKET INDICES ARE UNEQUALLY WEIGHTED – The Basket Indices are unequally weighted. Accordingly, performances by the Basket Indices with higher weightings (such as the Currency Index and Commodity Index) will influence the Basket Level and therefore the Basket Return and whether a Lock-In Level is reached to a greater degree than the performances of Basket Indices with lower weightings (such as the MSCI EAFE® Index and the S&P 500® Index). If one or more of the Basket Indices with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Basket Level of any positive performance by the lower weighted Basket Indices.

•

YOU WILL NOT RECEIVE DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the components underlying the Basket Indices would have.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this pricing supplement is based on the full face amount of your notes, the original issue price of the notes may include commissions paid to agents and will include the cost of hedging our obligations under the notes. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•

THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET INDICES TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters, including the Basket Indices, the components of the Basket Indices and various contracts and products related to the Basket Indices and their components, which may influence the value of the notes. Deutsche Bank AG, its affiliates or agents may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Any of these activities may affect the value of the Basket Indices and, therefore, the value of and potential payment at maturity on the notes. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Indices to which the notes are linked.

•

WE HAVE MANY POTENTIAL CONFLICTS OF INTEREST WITH THE HOLDERS OF THE NOTES – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In addition, we are the index sponsor for the Currency Index and the Commodity Index (the “DB Indices“). The sponsor of the DB Indices has discretion in selecting among methods of how to calculate the particular index in the event the regular means of determining the index are unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Market Disruption Event or a Force Majeure Event (each as defined in the accompanying product supplement). While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes and the DB Indices, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the DB Indices. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the DB Indices and the notes, and as the index sponsor for the DB Indices, may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as holders of the notes.

•

TRADING BY US OR OUR AFFILIATES IN THE CURRENCIES AND EQUITIES MARKETS MAY IMPAIR THE VALUE OF THE NOTES – We and our affiliates are active participants in the currencies and equities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more currencies or equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the prices of the components underlying the Basket Indices, the Basket Indices, the Basket Level and the Basket Return. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

•

OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the levels of the Basket Indices and the Basket on any day and whether any Maximum Lock-In Level applies, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time remaining to maturity of the notes;

•	the market price of the components of the Basket Indices, dividend rates on the component stocks underlying the equity based Basket Indices;

•	interest and yield rates in the market generally and in the markets of the components underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the currency exchange rates and the volatility of the currency exchange rates to which the Currency Index and the MSCI EAFE® Index are exposed;

•	monetary policies of the Federal Reserve Board and other central banks of various countries;

•	inflation and expectations concerning inflation;

•	the equity markets generally and any stock prices and dividend rates of the components of the equity based Basket Indices;

•	the composition of the Basket Indices and any changes to the components underlying the Basket Indices;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the MSCI EAFE® Index

•

NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the MSCI EAFE® Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the notes.

•

Also, the risk factors set out below entitled “CURRENCY EXCHANGE RATES MAY BE HIGHLY VOLATILE” and “LAWS AND REGULATIONS REGARDING CURRENCY EXCHANGE RATES MAY CHANGE UNEXPECTEDLY,” which relate to the Currency Index, apply to the MSCI EAFE® Index.

Risks Relating to the Currency Index

•

CURRENCY EXCHANGE RATES MAY BE HIGHLY VOLATILE – The notes are subject to currency exchange risk through their exposure to the Currency Index, which measures the performance of various currencies relative to the U.S. dollar, and through their exposure to the MSCI EAFE® Index, which measures the performance of foreign stocks and are denominated in U.S. dollars. For example, if the local currency for an MSCI EAFE® Index component stock depreciates relative to the U.S. dollar, the performance of the MSCI EAFE® Index will be adversely affected. Because the Currency Index may have exposure to the same currencies as the MSCI EAFE® Index, volatility in such markets could adversely affect the returns of multiple Basket Indices, which would likely have a significant, adverse effect on the Basket Return.

•

GAINS IN COMPONENTS OF THE CURRENCY INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS – The Currency Index is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position. Accordingly, the performance of the Currency Index will be based on the appreciation or depreciation of the Currency Index as a whole. Therefore a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in a Component Return equal to or less than zero.

•

CURRENCY MARKETS MAY BE HIGHLY VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. The Currency Index components may include emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Political or economic instability is likely to have an adverse effect on the performance of the Currency Index.

•

THE CURRENCY INDEX STRATEGY MAY NOT BE SUCCESSFUL – The Currency Index reflects the values of long positions in three-month futures contracts on high yielding currencies and short positions in three-month futures contracts on low yielding currencies. The strategy reflected in the Currency Index takes the view that the values of currencies in high yielding jurisdictions will rise and the values of currencies in low yielding jurisdictions will fall due to the low cost of borrowing in low yielding jurisdictions and the high returns available in high yielding jurisdictions. The relative cost of borrowing and lending is only one factor determining supply and demand for currencies, however, and those forces tend to reverse in periods of high volatility. In addition, interest rates in different countries may converge, in which case investors who have borrowed low yielding currencies to purchase securities in high yielding jurisdictions will likely trade the formerly high yielding currencies for the formerly low yielding currencies, which would likely cause exchange rate movements adverse to the Currency Index with regard to any related currency positions the Currency Index includes, or the value of long currencies may decrease or short currencies may appreciate due to other events that affect the supply and demand for the Currency Index components. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies (as defined in “The Basket Indices – Deutsche Bank Balanced Currency Harvest (USD) Index” below), which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the notes.

•

LAWS AND REGULATIONS REGARDING CURRENCY EXCHANGE RATES MAY CHANGE UNEXPECTEDLY – Legal and regulatory changes could adversely affect the currency rates to which the Currency Index or the MSCI EAFE® Index are exposed. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to currency rates is not possible to predict, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Currency Index or the MSCI EAFE® Index and, consequently, on the value of the notes.

•

THE CURRENCY PRICES REFLECTED IN THE CURRENCY INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Currency Index components may include emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and, in some cases, instability and reactions against market reforms. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation. Political or economic instability is likely to have an adverse effect on the performance of the Currency Index, and, consequently, the return on the notes.

Risks Relating to the Commodity Index

All capitalized terms used but not defined in this section have the meanings given in Underlying Supplement No. 16.

•

THE COMMODITY INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE UNDERLYING INDEX AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX – The Commodity Index takes the strategy of investing fully or partially in the Deutsche Bank Liquid Commodity Index – Mean Reversion (the “Underlying Index“) based on the view that the Underlying Index exhibits momentum. The proportion of the Commodity Index invested in the Underlying Index, which we refer to as the “Index Weight”, is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Commodity Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the notes from the decline in the Underlying Index. Unless the Index Weight is 0%, the Commodity Index will participate at least partially in any decline in the Underlying Index.

•

THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

•

Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

•

Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

•

Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

•

Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

•

Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

•

Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

•

THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE COMMODITY INDEX – As the futures contracts that underlie the Underlying Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Underlying Index and the Index and, accordingly, decrease the value of your notes.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Underlying Index and the Commodity Index and, accordingly, decrease the value of your notes.

•

THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment to you at maturity, could be adversely affected.

•

THE PRICES OF THE COMMODITIES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Underlying Index and the Commodity Index and, consequently, the return on your investment.

•

IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST – Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the levels of the Underlying Index and the Commodity Index and, therefore, on the return on your notes. Limited liquidity relating to the Underlying Index Constituents may also result in the Index Sponsor being unable to determine the level of the Underlying Index or the Commodity Index using its normal means. The resulting discretion by the Index Sponsor in determining the Underlying Index level or the level of the Commodity Index could, in turn, result in potential conflicts of interest.

•

ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE UNDERLYING INDEX MAY LIMIT THE RETURN ON THE COMMODITY INDEX AND CONSEQUENTLY, THE RETURN ON THE NOTES – During the term of the notes, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the level of the Underlying Index, and therefore to the level of the Index, during certain periods and could adversely affect the return on the Commodity Index. See Underlying Supplement No. 16 for further information.

THE BASKET INDICES

THE MSCI EAFE® INDEX

This section is a summary only of the MSCI EAFE® Index. You should carefully read and consider the full description of the MSCI EAFE® Index that appears in Underlying Supplement No. 17 before deciding that an investment in the notes is suitable for you.

The MSCI EAFE® Index is a free float-adjusted market capitalization stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE® Index is reported by Bloomberg Financial Markets under ticker symbol “MXEA.” The MSCI EAFE® includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.

THE S&P 500® INDEX

This section is a summary only of the S&P 500® Index. You should carefully read and consider the full description of the S&P 500® Index that appears in Underlying Supplement No. 17 before deciding that an investment in the notes is suitable for you.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

THE DEUTSCHE BANK BALANCED CURRENCY HARVEST (USD) INDEX

The Deutsche Bank Balanced Currency Harvest (USD) Index (the “Currency Index“) was created by Deutsche Bank AG, London Branch (the “Currency Index Sponsor“) on December 19, 2005. The Currency Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy is based on the view that foreign currency forward rates are biased estimators of future foreign currency spot rates, and that currencies that trade at a forward discount tend to outperform on average currencies that trade at a forward premium. The strategy reflected in the Currency Index takes the view that the values of currencies in high yielding jurisdictions will rise and the values of currencies in low yielding jurisdictions will fall due to the low cost of borrowing in low yielding jurisdictions and the high returns available in high yielding jurisdictions. The Currency Index Sponsor provides no assurance that this strategy will be successful or that the underlying assumptions are or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies (as defined below) which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility which would negatively affect the value of the notes.

The Currency Index thus reflects the value of notional long and short 3-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. The Currency

Index is recomposed every quarter; at each recomposition, the Currency Index Sponsor selects from a larger group of currencies (the “Eligible Currencies“) ten currencies to be the Index currencies (the “Index Currencies“) for that quarter.

On September 10, 2008, the Eligible Currencies were the Australian Dollar, the Brazilian Real, the Canadian Dollar, the Swiss Franc, the Czech Koruna, the Euro, the Sterling, the Hungarian Forint, the Japanese Yen, the Korean Won, the Mexican Peso, the Norwegian Krone, the New Zealand Dollar, the Polish Zloty, the Swedish Krona, the Singapore Dollar, the Turkish Lira, the Taiwanese Dollar, the U.S. Dollar and the South African Rand. The Australian Dollar, the Canadian Dollar, the Swiss Franc, the Euro, the Sterling, the Japanese Yen, the Norwegian Krone, the New Zealand Dollar, the Swedish Krona, and the U.S. Dollar are the “G10 Currencies.” The remaining Eligible Currencies are the “non-G10 Currencies.”

At each quarterly recomposition, the Currency Index Sponsor selects the G10 currencies with the two highest and the two lowest Yield Fix Rates (as defined below), and subsequently selects the currencies with the three highest and three lowest Yield Fix Rates from the remaining G10 currencies and the non-G10 currencies for inclusion in the Currency Index for that quarterly period. “Yield Fix Rate” means, for an Eligible Currency, the interest rate for such deposits in such Eligible Currency for a period of three months as set forth on Reuters, or, if such rate does not appear on Reuters, the interest rate for deposits in such Eligible Currency determined by the Currency Index Sponsor acting in good faith and in a commercially reasonably manner from such sources as it deems appropriate. The currencies with the highest Yield Fix Rates are the “Long Currencies,” and the currencies with the lowest Yield Fix Rates are the “Short Currencies.” The Currency Index reflects notional long forward positions in the Long Currencies, and notional short positions in the Short Currencies; these positions are equally weighted. A new equally weighted basket of notional long and short forward positions is thus created at each quarterly recomposition, with the notional size of the basket reflecting the increase or decrease in the closing level of the Currency Index over the prior quarter. During each quarter, the Currency Index closing level is determined by interpolation of daily published forward rates (e.g., the 3-month, 2-month and 1-month forward rate) for the Eligible Currencies.

An increase in the value of the Long Currencies versus the dollar relative to the value of the Short Currencies versus the dollar will result in an increase in the closing level of the Currency Index. Conversely, a decrease in the value of the Long Currencies versus the dollar relative to the value of the Short Currencies versus the dollar will result in a decrease in the Currency Index closing level. In addition, the Currency Index closing level reflects the deduction of an annual 1.5% fee, which accounts for the Currency Index being based on published mid-market prices as opposed to dealer-quoted prices, which are lower. As of September 10, 2008, the Long Currencies were the Australian Dollar, the New Zealand Dollar, the Turkish Lira, the Brazilian Real and the South African Rand. As of that date, the Short Currencies were the Japanese Yen, the Swiss Franc, the Singapore Dollar, Taiwanese Dollar and the U.S. Dollar.

In addition, at any quarterly recomposition, the Currency Index Sponsor may add as an Eligible Currency any currency that: (i) is not subject to a currency peg regime, (ii) is in the “most liquid” category as measured by the most recent Bank for International Settlements Triennial Central Bank Survey of Foreign Exchange and Derivatives Market Activity, and (iii) complies with certain liquidity criteria, or that complies with such additional or alternative criteria as the Currency Index Sponsor determines appropriate acting in good faith and in a commercially reasonable manner. Similarly, at any quarterly recomposition, the Currency Index Sponsor may remove as an Eligible Currency any currency that does not comply with the foregoing criteria as long as following any such removal there are at least fifteen (15) Eligible Currencies. If any Eligible Currency other than the Euro is the currency of a country that participates in or has announced its intention to participate in the third stage of European Economic and Monetary Union, as determined by the Currency Index Sponsor, the Currency Index Sponsor may make such adjustments to the methodology and calculation of the Currency Index as it determines appropriate to account for such event, including, in its discretion, selecting a replacement currency.

The closing level of the Currency Index on any trading day is the level of the Currency Index published by the Currency Index Sponsor at the close of such trading day at:

https://index.db.com/do/product/dynamic/BalancedCurrencyHarvestUSD

The Index Currencies are also published by the Currency Index Sponsor on the above website. The reference to the above website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX — MEAN REVERSION PLUS™ EXCESS RETURN

This section is a summary only of the Commodity Index. You should carefully read and consider the full description of the Commodity Index that appears in Underlying Supplement No. 16 before deciding that an investment in the notes is suitable for you. All capitalized terms used but not defined in this section have the meanings given in Underlying Supplement No. 16.

The Commodity Index combines the approach of the Deutsche Bank Liquid Commodity Index — Mean Reversion Excess Return to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. The Underlying Index is composed of futures contracts on six commodities — crude oil, heating oil, aluminum, gold, wheat and corn. On each monthly rebalancing date, the proportion of the Index invested in the Underlying Index is based on the Underlying Index’s performance over the previous twelve months, as described below. There can be no assurance that the Index’s momentum strategy will be successful.

Deutsche Bank AG, London Branch, the Commodity Index Sponsor, launched the Commodity Index in July 2007. The Commodity Index Sponsor will publish the Index closing level for each trading day on Bloomberg ticker DBLCMPUE <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Commodity Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

On September 10, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Crude Oil	NYMEX	36.447%
Heating Oil	NYMEX	22.353%
Aluminum	LME	10.737%
Gold	COMEX	7.816%
Corn	CBOT	12.4%
Wheat	CBOT	10.247%

HISTORICAL INFORMATION

The first four graphs show the historical performance of each of the Basket Indices from January 1, 2003 through September 10, 2008. On September 10, 2008, the closing levels of the Basket Indices were as follows:

Basket Index	Closing Level
MSCI EAFE® Index	1,686.09
S&P 500® Index	1,232.04
Currency Index	261.50
Commodity Index	490.88

The fifth graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on September 10, 2008 equal to 100.

Because the Currency Index was created only on December 19, 2005, the Currency Index Sponsor has retrospectively calculated the levels of the Currency Index based on actual historical currency forward rates on all dates prior to December 19, 2005 using the same methodology as described above, except that the forward rates are based on Bloomberg quotations and not Reuters quotations. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to December 19, 2005. In addition, the currencies comprising the Currency Index at particular dates in the following graph are extremely likely to be different from the currencies comprising the Currency Index on or after September 11, 2008. Past performance of the Currency Index is no guarantee of future results.

Because the Commodity Index was launched in July 2007, data for the periods prior to the Commodity Index launch date are hypothetical and have been calculated using the same methodologies used to calculate the Commodity Index on an actual basis. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Commodity Index was possible at any time prior to July 2007.

We obtained the various Basket Index closing levels or price from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level, the Maximum Lock-In Level, if any, or the Basket Return. We cannot give you assurance that the performance of the Basket Indices will result in the return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes. The agents may pay referral fees of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.